Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-258638, No. 333-242250, No. 333-212927, No. 333-161099, No. 333-144379, No. 333-130528, and No. 333-68276) of World Fuel Services Corporation, of our report dated April 30, 2021 except for Note 15, for which the date is March 18, 2022, relating to the consolidated financial statements of Flyers Energy Group, LLC and Subsidiaries as of December 31, 2020 and for the year then ended, appearing in this Current Report on Form 8-K/A of World Fuel Services Corporation.

/s/ Moss Adams LLP

Sacramento, California
March 18, 2022